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                                                                   EXHIBIT 10.35

On November 4, 1997, the Compensation Committee of the Board of Directors of the Company awarded Ronald L. Piasecki, a director and former Interim Chief Executive Officer and Chairman of the Executive Committee of the Company, a bonus in the amount of $150,000, to be paid in twelve equal monthly installments beginning in January, 1998.